EXHIBIT 23b. Consent of KPMG Peat Marwick LLP

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Southwestern Public Service Company:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-27452 and 33-57869) and on Form S-3 (No. 33-53171) of Southwestern
Public Service Company of our report dated October 8, 1993, with respect to the consolidated statements of earnings, common shareholders' equity and cash flows of Southwestern Public Service Company and subsidiaries for the year ended August 31, 1993, which report appears in the August 31, 1995 Annual Report on Form 10-K of Southwestern Public Service Company.


KPMG Peat Marwick LLP

Fort Worth, Texas
November 20, 1995